                            SCHEDULE 14A INFORMATION

          PROXY STATEMENT PURSUANT TO SECTION 14(A) OF THE SECURITIES
                    EXCHANGE ACT OF 1934 (AMENDMENT NO.   )

Filed by the Registrant [X]

Filed by a Party other than the Registrant [ ]

Check the appropriate box:

[ ]  Preliminary Proxy Statement                [ ]  Confidential, for Use of the Commission
                                                Only (as permitted by Rule 14a-6(e)(2))
[X]  Definitive Proxy Statement
[ ]  Definitive Additional Materials
[ ]  Soliciting Material Pursuant to Section 240.14a-11(c) or Section 240.14a-2.


 Consolidated Edison, Inc. and Consolidated Edison Company of New York, Inc.
--------------------------------------------------------------------------------
                (Name of Registrant as Specified In Its Charter)

--------------------------------------------------------------------------------
      (Name of Person(s) Filing Proxy Statement, if other than Registrant)

Payment of Filing Fee (Check the appropriate box):

[X]  No fee required.

[ ]  Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-12.

     (1)  Title of each class of securities to which transaction applies:

        ------------------------------------------------------------------------

     (2)  Aggregate number of securities to which transaction applies:

        ------------------------------------------------------------------------

     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

        ------------------------------------------------------------------------

     (4)  Proposed maximum aggregate value of transaction:

        ------------------------------------------------------------------------

     (5)  Total fee paid:

        ------------------------------------------------------------------------

[ ]  Fee paid previously with preliminary materials.

[ ] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

     (1)  Amount Previously Paid:

        ------------------------------------------------------------------------

     (2)  Form, Schedule or Registration Statement No.:

        ------------------------------------------------------------------------

     (3)  Filing Party:

        ------------------------------------------------------------------------

     (4)  Date Filed:

        ------------------------------------------------------------------------

LOGO
--------------------------------------------------------------------------------

                                            LETTER TO
                                            STOCKHOLDERS
                                            JOINT NOTICE OF 1999
                                            ANNUAL MEETINGS
                                            AND
                                            JOINT PROXY
                                            STATEMENT

                                            MAY 17, 1999
                                            THE THEATER AT
                                            MADISON SQUARE GARDEN

LOGO

                         4 Irving Place, New York, N.Y. 10003

--------------------------------------------------------------------------------
EUGENE R. MCGRATH
CHAIRMAN OF THE BOARD

                                                                   April 5, 1999

Dear Stockholders:

     You are cordially invited to attend the Joint Annual Meeting of Consolidated Edison, Inc. ("CEI") and Consolidated Edison Company of New York, Inc. ("Con Edison"). I hope that you will join the Boards and management of your Companies at The Theater at Madison Square Garden, Seventh Avenue between 31st and 33rd Streets, New York City on Monday, May 17, 1999 at 1:30 p.m.

     CEI is the holding company of Con Edison. All outstanding shares of common stock are shares of CEI. The outstanding shares of preferred stock are shares of Con Edison. Therefore, if you hold shares of common stock, your stock is in CEI and if you hold shares of preferred stock, your stock is in Con Edison.

     The accompanying Joint Proxy Statement contains information about matters to be considered at both the CEI and the Con Edison annual meetings. At the Joint Annual Meeting, CEI stockholders will be asked to vote on the election of Directors and the Con Edison stockholders will be asked to vote on the election of Trustees. Stockholders of both companies will vote on the ratification of the appointment of independent accountants for 1999.

     In addition to the matters described above, CEI stockholders will be asked to vote on two proposals submitted by individual stockholders described in the attached Joint Proxy Statement, if the proposals are properly presented at the annual meeting. For the reasons stated in the Joint Proxy Statement, the CEI Board of Directors and management recommend that CEI stockholders vote against these proposals.

     Whether or not you plan to attend the Joint Annual Meeting, please date, sign and return the enclosed proxy in the envelope provided. It is very important that as many shares as possible be represented at the meeting. Stockholders of record may also vote their shares by telephone. Instructions for using this convenient telephone service are set forth on the enclosed proxy card.

     If after voting your proxy you come to the meeting, you may vote in person even though you have previously voted your proxy.

                                            Sincerely,

                                            Eugene R. McGrath

                                            Eugene R. McGrath

LOGO

                         4 Irving Place, New York, N.Y. 10003

--------------------------------------------------------------------------------
NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

Dear Stockholders:

     The Annual Meetings of Stockholders of Consolidated Edison, Inc. ("CEI") and Consolidated Edison Company of New York, Inc. ("Con Edison") will be held concurrently at The Theater at Madison Square Garden, Seventh Avenue between 31st and 33rd Streets, New York, New York, on Monday, May 17, 1999 at 1:30 P.M., E.D.S.T. for the following purposes:

          a. For CEI stockholders to elect the members of the Board of Directors and Con Edison stockholders to elect the members of the Board of Trustees as described in the attached Proxy Statement;

          b. For CEI and Con Edison stockholders to ratify and approve the appointment of PricewaterhouseCoopers LLP ("PwC") as independent accountants for the year 1999; and

          c. For CEI stockholders only to act upon two stockholder proposals as set forth in the Proxy Statement (attached hereto and incorporated herein by reference); and

          d. For CEI and Con Edison stockholders, to transact such other business as may properly come before the meetings, or any adjournment thereof.

     If you hold shares in both CEI and Con Edison, you will be provided with a proxy card for each company. Please return both cards in the envelopes provided, if you do not vote by telephone.

     You are cordially invited to attend the meeting. IF YOU PLAN TO ATTEND, please mark the appropriate box on the enclosed proxy card and we will send you an admission ticket. If you are a stockholder of record and vote by telephone, you will have the opportunity to indicate that you plan to attend the meeting and a ticket will be sent to you.

     WHETHER OR NOT YOU PLAN TO ATTEND THE MEETING IN PERSON, WE URGE YOU TO VOTE, SIGN AND DATE THE ENCLOSED PROXY AND RETURN IT PROMPTLY IN THE ENCLOSED POSTAGE-PAID ENVELOPE, OR VOTE YOUR PROXY BY TELEPHONE IN ACCORDANCE WITH THE INSTRUCTIONS ACCOMPANYING THE PROXY CARD. WE WILL SINCERELY APPRECIATE YOUR DOING SO.

                                        By Order of the Boards of Directors and
                                        Trustees,

                                                  ARCHIE M. BANKSTON
                                                       Secretary

Dated: April 5, 1999

PROXY STATEMENT

INTRODUCTION

     This Joint Proxy Statement is provided to stockholders of Consolidated Edison, Inc. ("CEI") and Consolidated Edison Company of New York, Inc. ("Con Edison") (together "the Companies") in connection with their respective annual meetings of stockholders and any adjournments or postponements thereof. The annual meetings will be held concurrently at 1:30 p.m., in The Theater at Madison Square Garden, Seventh Avenue between 31st and 33rd Streets, New York, New York, on Monday, May 17, 1999.

SOLICITATION OF PROXIES

     This Joint Proxy Statement and the accompanying proxy card are furnished in connection with the solicitation of proxies by the Board of Directors of CEI and the Board of Trustees of Con Edison which have their principal executive offices at 4 Irving Place, New York, New York 10003, for use at their respective annual meetings to be held on Monday, May 17, 1999. This Joint Proxy Statement and the enclosed CEI and Con Edison forms of proxy are being mailed to stockholders on or about April 5, 1999.

     This solicitation of proxies for the annual meeting is being made by management on behalf of the Boards of Directors and Trustees and will be made by mail and by telephone, facsimile and electronic transmission or overnight delivery. The expense of the solicitation will be borne by the Companies. The expense will include reimbursement for postage and clerical expenses to brokerage houses and other custodians, nominees or fiduciaries for forwarding proxy material and other documents to beneficial owners of stock held in their names. In addition, Morrow & Co. of New York, New York has been retained to assist in the solicitation of proxies by the means described above. The estimated cost of Morrow's services is $17,000, plus out-of-pocket expenses.

RECORD DATE, OUTSTANDING
  VOTING SECURITIES AND VOTING RIGHTS

     The Boards of Directors and Trustees have established March 30, 1999, as the record date for the determination of stockholders of CEI and Con Edison entitled to receive notice of and to vote at their respective meetings. On the record date, there were outstanding 1,915,319 shares of $5 Cumulative Preferred Stock of Con Edison and 228,572,294 shares of Common Stock of CEI and 235,488,094 shares of Common Stock of Con Edison (all of which are held by CEI), each entitled to one vote per share upon the propositions to be presented. The holders of Common Stock of CEI will vote on the election of Directors of CEI, on the ratification of the appointment of independent accountants of CEI and on the two stockholder proposals. The holders of Con Edison's $5 Preferred Stock and Common Stock will vote on the Trustees of Con Edison and on the ratification of the appointment of independent accountants.

     Copies of the 1998 Annual Report are being mailed to all persons who as of the record date were holders of record of any shares of any class of stock of CEI or Con Edison.

     The enclosed proxy card is for the number of shares registered in your name with either CEI or Con Edison, together with any additional full shares held in your name in CEI's Automatic Dividend Reinvestment and Cash Payment Plan. The instructions on the proxy card provide that any shares registered in your name and any full shares held for your account in the Plan will be voted in the same manner.

     In all matters other than the election of Directors or Trustees the affirmative vote of a majority of the shares present in person or represented by proxy at the annual meetings, entitled to vote and voting on the subject matter, shall be the act of the stockholders. Abstentions and broker non-votes are voted neither "for" nor "against", and have no effect on the vote, but are counted in the determination of the quorums. Directors and Trustees will be elected by a plurality of the votes present in person or represented by proxy at the annual meetings, entitled to vote and voting on the election of Directors and Trustees.

EXECUTION AND REVOCATION OF PROXY

     Shares represented by proxies properly signed and returned will be voted at the Joint Annual Meeting. Each proxy will be exercised in accordance with the stockholder's specifications thereon. If the proxy is signed but no specification is made, the shares represented by the proxy will be voted for the election of Directors or Trustees and in accordance with the recommendations of the Boards of Directors and Trustees on other proposals.

     Instead of submitting a signed proxy card, if you are a stockholder of record located in the United States, you may vote your proxy by telephone using the control number and instructions set forth on the proxy card. Telephone proxies must be used in conjunction with, and will be subject to, the information and terms contained on the proxy card. Voting by telephone eliminates the need to return the proxy card. The telephone voting procedure may not be available to stockholders who hold their shares through a broker, nominee, fiduciary or other custodian.

     A stockholder who gives a proxy may revoke it at any time before the proxy is voted at the meetings. The proxy is revocable by a later dated written document signed in the same manner as the proxy (or a later vote by telephone) and received by the Secretary of the Companies at or before the Joint Annual Meeting. Also, a stockholder who attends the meeting in person may vote by ballot at the meeting, thereby canceling any proxy previously given.

ATTENDANCE AND PROCEDURES AT THE JOINT ANNUAL MEETING

     Attendance at the Joint Annual Meeting will be limited to stockholders of record, beneficial owners of either CEI or Con Edison stock entitled to vote at the meeting having evidence of ownership, the authorized representative (one only) of an absent stockholder, and invited guests of management. Any person claiming to be an authorized representative of a stockholder must, upon request, produce written evidence of such authorization. In order to assure the holding of a fair and orderly meeting and to accommodate as many stockholders as possible who may wish to speak at the Joint Annual Meeting, management will limit the general discussion portion of the meeting to one hour and permit only stockholders or their authorized representatives to address the meeting. In addition, management will require that all signs, banners, placards and protest-type materials be left outside the meeting room.

MATTERS TO BE CONSIDERED AT THE JOINT ANNUAL MEETING

ELECTION OF DIRECTORS AND TRUSTEES

(ITEM 1 ON PROXY CARD)

     Eleven Directors of CEI and eleven Trustees of Con Edison are to be elected, respectively, at the Joint Annual Meeting of stockholders to hold office until the next annual meeting and until their respective successors shall have been elected and qualified. In addition, if the pending merger between CEI and Orange and Rockland Utilities, Inc. ("O&R") closes prior to the Joint Annual Meeting, it is the intention of management to propose for election to the Board of CEI an additional Director, Mr. Michael J. Del Giudice, who is currently Chairman of the Board of Directors of O&R. Mr. Del Giudice will not serve on the Board of Con Edison. If the closing of the O&R merger occurs after the Joint Annual Meeting, Mr. Del Giudice will join the Board at that time. Other than Mr. Del Giudice, the nominees for Directors of CEI and for Trustees of Con Edison whom the respective Boards propose for election are the same. Of the Board members standing for election, two (Eugene R. McGrath and Joan S. Freilich) are officers of both CEI and Con Edison. The current non-officer nominees bring to the Companies the benefit of their broad expertise and experience in many diverse fields.

     Since the last Joint Annual Meeting, the number of members of the Boards of CEI and Con Edison has remained at eleven. With the effective date of the election of Mr. Del Giudice the number of directors of CEI will be increased to twelve. Since the last annual meeting, the by-laws of each company were amended to provide for the Board to appoint the transfer agent for the respective company's securities. Prior to the amendments, the by-laws provided that each company would act as its own transfer agent.

     With the exception of Mr. Del Giudice, all of the nominees were elected Directors and Trustees at the last Joint Annual Meeting. The Companies' management believes that all of the nominees will be able and willing to serve as Directors and Trustees of the Companies.

     Shares represented by every properly signed proxy will be voted at the Joint Annual Meeting for the election of Directors and Trustees of the persons nominated by management, except where the right to vote such shares is withheld as provided in the proxy or otherwise instructed. If one or more of the nominees is unable or unwilling to serve, the shares represented by the proxies will be voted for the other nominees and for any substitute nominee or nominees as shall be designated by management.

                           INFORMATION ABOUT NOMINEES

     The name and age of each of the nominees, the year in which each was first elected a Director and Trustee, the principal occupation and business experience of each during the past five years, the number of shares of Common Stock of CEI beneficially owned by each as of the close of business on January 31, 1999, their directorships in other publicly-held business corporations and the more significant of their directorships in charitable and educational organizations as of that date are set forth below, based on information provided by the nominees.

                                  NAME, AGE, LENGTH OF SERVICE AS A DIRECTOR AND TRUSTEE
                                          AND PRINCIPAL OCCUPATION AND BUSINESS
                                              EXPERIENCE DURING PAST 5 YEARS
                                              ------------------------------
PHOTO                          E. VIRGIL CONWAY, 69
                               Chairman, Metropolitan Transportation Authority, New York,
                               N.Y. (public transportation) since April 1995. Mr. Conway
                               has been a Trustee of Con Edison since 1970 and a Director of CEI since December 1997. Mr. Conway was Chairman of the
                               Financial Accounting Standards Advisory Council from 1992 to
                               July 1995. Director or Trustee, Accuhealth, Inc., Atlantic
                               Mutual Insurance Company, Centennial Insurance Company, HRE
                               Properties, certain mutual funds managed by Phoenix
                               Investment Partners, Trism, Inc. (Chairman), Union Pacific
                               Corporation, Josiah Macy, Jr. Foundation, Pace University,
                               and Chairman, New York Housing Partnership Development
                               Corporation.
                               Shares owned: 13,692

PHOTO                          PETER W. LIKINS, 62
                               President, University of Arizona, Tucson, Arizona since
                               October 1, 1997. Dr. Likins was previously President of
                               Lehigh University, Bethlehem, Pa. Dr. Likins has been a
                               Trustee of Con Edison since 1978 and a Director of CEI since
                               December 1997. Director or Trustee, COMSAT Corporation,
                               Parker-Hannifin Corporation, Safeguard Scientifics, Inc.,
                               Udall Foundation and University Medical Center. Member,
                               National Academy of Engineering.
                               Shares owned: 1,700

PHOTO                          RUTH M. DAVIS, 70
                               President and Chief Executive Officer, The Pymatuning Group,
                               Inc., Alexandria, Va. (technology management). Dr. Davis has been a Trustee of Con Edison since 1981 and a Director of
                               CEI since December 1997. Director or Trustee, BTG, Inc.,
                               Ceridian Corporation, Premark International, Inc., Principal
                               Mutual Life Insurance Company, Tupperware Corporation,
                               Varian Associates and The Aerospace Corporation (Chairman).
                               Member, American Academy of Arts and Sciences, National
                               Academy of Engineering and University of Maryland Board of
                               Visitors.
                               Shares owned: 3,186

                                  NAME, AGE, LENGTH OF SERVICE AS A DIRECTOR AND TRUSTEE
                                          AND PRINCIPAL OCCUPATION AND BUSINESS
                                              EXPERIENCE DURING PAST 5 YEARS
                                              ------------------------------
PHOTO                          EUGENE R. MCGRATH, 57
                               Chairman of the Board, President and Chief Executive Officer
                               of CEI since October 1997. Chairman and Chief Executive
                               Officer of Con Edison since September 1990. He was also
                               President of Con Edison from September 1990 through February
                               1998. Mr. McGrath has been a Trustee of Con Edison since
                               1987 and a Director of CEI since October 1997. Director or
                               Trustee, Atlantic Mutual Insurance Company, Federal Reserve
                               Bank of N.Y., Business Council of New York State, Inc., New
                               York City Partnership and Chamber of Commerce, American
                               Museum of Natural History, Barnard College, National Action
                               Council for Minorities in Engineering, Inc., American
                               Woman's Economic Development Corporation, The Fresh Air
                               Fund, the Wildlife Conservation Society and the United Way
                               of New York City. Member, National Academy of Engineering.
                               Shares owned: 14,400

PHOTO                          GORDON J. DAVIS, 57
                               Partner, LeBoeuf, Lamb, Greene & MacRae, L.L.P., Attorneys
                               at Law, New York, N.Y. Mr. Davis has been a Trustee of Con
                               Edison since 1989 and a Director of CEI since December 1997.
                               Director or Trustee, Phoenix Home Life Mutual Insurance
                               Company, certain mutual funds managed by the Dreyfus
                               Corporation, Lincoln Center for the Performing Arts, Inc.,
                               Jazz at Lincoln Center, Inc. (Chairman) and the New York
                               Public Library.
                               Shares owned: 1,730

PHOTO                          ELLEN V. FUTTER, 49
                               President and Trustee, American Museum of Natural History,
                               New York, N.Y. Ms. Futter has been a Trustee of Con Edison since 1989 and a Director of CEI since December 1997.
                               Director, Trustee or Member, American International Group,
                               Inc., Bristol-Myers Squibb Company, J.P. Morgan & Co., Inc.,
                               Council on Foreign Relations and New York City Partnership.
                               Shares owned: 2,114

PHOTO                          ROBERT G. SCHWARTZ, 71
                               Director and former Chairman of the Board, President and
                               Chief Executive Officer, Metropolitan Life Insurance
                               Company, New York, N.Y. Mr. Schwartz has been a Trustee of
                               Con Edison since 1989 and a Director of CEI since December
                               1997. Director or Trustee, COMSAT Corporation, Lone Star
                               Industries, Inc., Lowe's Companies Inc., Mobil Corporation,
                               Potlatch Corporation, Committee for Economic Development,
                               Horatio Alger Association and Smeal College of Business
                               Administration at Penn State University (Board of Visitors).
                               Shares owned: 2,200

PHOTO                          RICHARD A. VOELL, 65
                               Private investor and retired President and Chief Executive
                               Officer of The Rockefeller Group, New York, N.Y. (real
                               estate, real estate services and communications and
                               communications services) from 1982 to June 1995. Mr. Voell has been a Trustee of Con Edison since 1990 and a Director of CEI since December 1997. Trustee or Member, Council on
                               Foreign Relations. Director and Member of the Nominating
                               Committee of the Wildlife Conservation Society. Vice
                               Chairman, United Nations Association and Past Chairman,
                               Economic Club of New York.
                               Shares owned: 4,515

                                  NAME, AGE, LENGTH OF SERVICE AS A DIRECTOR AND TRUSTEE
                                          AND PRINCIPAL OCCUPATION AND BUSINESS
                                              EXPERIENCE DURING PAST 5 YEARS
                                              ------------------------------
PHOTO                          SALLY HERNANDEZ-PINERO, 46
                               Managing Director, Fannie Mae, American Communities Fund,
                               Washington, D.C. since July, 1998. Mrs. Hernandez-Pinero was of counsel to the law firm of Kalkines, Arky, Zall &
                               Bernstein, New York, N.Y. from 1994 to May 1998. Mrs.
                               Hernandez-Pinero has been a Trustee of Con Edison since 1994 and a Director of CEI since December 1997. Director or
                               Trustee, Accuhealth, Inc., American Museum of Natural
                               History, The Dime Savings Bank, Goodwill Industries and
                               National Income Realty Trust.
                               Shares owned: 1,025

PHOTO                          STEPHEN R. VOLK, 62
                               Senior Partner, Shearman & Sterling, Attorneys at Law, New
                               York, N.Y. Mr. Volk has been a Trustee of Con Edison since
                               1996 and a Director of CEI since December 1997. Member,
                               Council on Foreign Relations and the Harvard Law School
                               Dean's Advisory Board. Director and Member of Executive
                               Committee, New York City Partnership.
                               Shares owned: 2,058

PHOTO                          JOAN S. FREILICH, 57
                               Executive Vice President and Chief Financial Officer of CEI
                               and Con Edison since March 1998. She was Senior Vice
                               President and Chief Financial Officer of CEI from October
                               1997 to February 1998 and of Con Edison from July 1996 to
                               February 1998. Ms. Freilich has been a Trustee of Con Edison since 1997 and a Director of CEI since October 1997.
                               Trustee, Citizens Budget Commission. Member, Financial
                               Executives Institute. President, New York State Women in
                               Communications and Energy.
                               Shares owned: 1,879

PHOTO                          MICHAEL J. DEL GIUDICE, 56
                               Mr. Del Giudice is a Managing Director/Principal of
                               Millennium Credit Markets, LLC, New York, N.Y. He co-founded
                               Millennium in 1996. Prior to working at Millennium Credit
                               Markets, Mr. Del Giudice was a Managing Director and General
                               Partner of Lazard Freres & Co., LLC, from 1985 through 1995 and First Vice President of Shearson American, from 1981 to
                               1983. Mr. Del Giudice has been Chairman of the Board of
                               Directors of Orange and Rockland Utilities, Inc. since
                               February 1998. He has been a Director of O&R since 1988,
                               serves as a member of the Executive Committee, and was
                               formerly Chair of the Audit Committee. Mr. Del Giudice was
                               Secretary and Chief of Staff to the Governor of New York
                               from 1983 to 1985, Director of State Operations from 1979 to
                               1981 and Secretary to the New York State Assembly Speaker
                               from 1974 to 1979. Member, Board of Advisors of Curran &
                               Conners Inc.; Chairman of the Governor's Committee on
                               Scholastic Achievement.
                               Shares owned: 100*

     The number of shares of Common Stock of CEI beneficially owned as of January 31, 1999, by each of the executive officers named in the compensation table on page 12 who are not also nominees is set forth below.

      NAME                                                    SHARES OWNED
      ----                                                    ------------
Charles F. Soutar...........................................     4,993
J. Michael Evans............................................     1,291
Stephen B. Bram.............................................       476*

---------------
* As of March 31, 1999.

     As of January 31, 1999, no nominee or officer was the beneficial owner of any other class of equity securities of CEI or Con Edison or beneficially owned more than .006 percent of the total outstanding Common Stock of CEI. As of the same date all officers and members of the Boards as a group beneficially owned 102,651 shares (.043 percent) of the outstanding Common Stock of CEI. Each officer and member of the Boards held his or her shares with sole voting power and sole investment power, except for shares as to which voting power, or investment power, or both, were shared with a spouse or a relative of such person.

     To the best knowledge of the management of CEI, no person owned beneficially as of January 31, 1999, more than 5 percent of any class of voting securities of CEI or of Con Edison, except that all shares of Common Stock of Con Edison are held by CEI.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

     Section 16(a) of the Securities Exchange Act of 1934 requires the Directors, Trustees and executive officers of the Companies to file reports of ownership and changes in ownership of the equity securities of the Companies and its affiliates with the Securities and Exchange Commission and to furnish copies of these reports to the Companies. Based upon its review of the reports furnished to the Companies for 1998 pursuant to Section 16(a) of the Act and written representations from certain reporting persons, the Companies believe that all of the reports were filed on a timely basis.

BOARD MEMBERS' FEES AND ATTENDANCE

     Those members of the Boards who are not employees of CEI or Con Edison are paid an annual retainer of $26,000, a fee of $1,200 for each meeting of the Boards attended, and a fee of $1,000 for each meeting of a Committee of the Boards attended, except that if a Committee meeting is held on the same day as a Board meeting, the fee paid for attending the Committee meeting is $800. CEI and Con Edison will reimburse Board members, who are not currently officers of the Companies, for expenses incurred in attending Board and Committee meetings. No person who serves on both the CEI and the Con Edison Boards and the corresponding Committees is paid additional compensation for concurrent service.

     The Chairs of the Audit, Budget and Contracts, Environmental, Executive Personnel and Pension, Finance, Nominating and Planning Committees each receive an annual retainer fee of $4,000, provided, however, that if any Director or Trustee is serving at the same time as the Chairman of the Budget and Contracts Committee and the Finance Committee he or she is paid only one such annual retainer. The Acting Chairman of any Board Committee is paid an additional meeting fee of $200 for any Committee meeting at which he or she presides. Members of the Board may participate in the Discount Stock Purchase Plan, the Deferred Compensation Plan and the Retirement Plan for Non-Officer Directors described below. Members of the Boards who are officers of the Companies receive no retainer or meeting fees for their service on the Boards.

     Effective October 1, 1998, CEI adopted a Restricted Common Stock Plan for Non-Officer Directors. Under the plan each non-officer director received 200 shares of CEI Common Stock on the adoption of the plan. Each Director will receive an additional award of 200 shares following each Annual Meeting. A new Director will receive 200 shares upon joining the Board. The shares are purchased on the open market. Shares of stock received under the plan may not be transferred by the Director (except to a family member or a trust or other entity for estate planning purposes) without the permission of CEI's Board or Executive Personnel Committee of the Board until the earlier of (i) five years from the date of grant, (ii) retirement from the Board at age 72 or earlier with the permission of the Board or the Committee, (iii) the death of the Director or
(iv) a change in control of CEI.

     The Companies have a deferred compensation plan applicable to non-officer members of the Boards. A Board member who elects to participate in the plan may defer all or a portion of the compensation paid by the Companies with interest. As of April 1, 1999, two former Trustees of Con Edison were participants in the plan.

     The Companies have a retirement plan for those Board members who are not entitled to receive employee pension benefits from the Companies. The plan provides that a member who retires from the Boards and who has completed ten full years of service on the Boards shall receive annually, for life, commencing at age 65 or the date of retirement, whichever is later, a benefit in an amount equal to the then annual retainer being paid to the active members of the Boards, changing as and when such annual retainer changes. The benefits for a Board member who retires with less than ten years of service are prorated. As of April 1, 1999, four former Trustees of Con Edison were participants in the plan.

     The Discount Stock Purchase Plan permits employees of Con Edison, including executive officers, to contribute up to 20 percent of their salaries into the plan, but not more than $25,000 per year. Non-officer members of the Boards are eligible to participate and may contribute up to $1,000 per month. Also, dividends may be reinvested. Con Edison contributes one-ninth of the participant's contributions, including reinvested dividends. The contributions are used to purchase outstanding shares of Common Stock of CEI for the participants. Con Edison pays brokerage and other expenses relating to the plan.

     The law firm of LeBoeuf, Lamb, Greene & MacRae of which Mr. Davis is a partner provided services to Con Edison in 1998 and will provide services in 1999. The law firm of Shearman & Sterling of which Mr. Volk is Senior Partner has provided services to Con Edison and to a subsidiary of CEI in 1998 and 1999.

     The Board of Directors of CEI held three special meetings in 1998. The Boards of CEI and Con Edison held ten regular meetings in 1998. During 1998 each incumbent member of the Boards attended more than 75 percent of the combined meetings of the Boards and the Board Committees on which he or she served.

STANDING COMMITTEES OF THE BOARDS

     CEI and Con Edison have identical standing Committees. In most instances CEI's and Con Edison's standing Committees met jointly in 1998.

     The Audit Committees, composed of four non-officer Directors and Trustees (Mrs. Hernandez-Pinero, Chair, Dr. Davis, Ms. Futter and Mr. Schwartz), meets with the Companies' managements, including the Con Edison General Auditor, and their independent accountants, several times a year to discuss internal controls and accounting matters, the Companies' financial statements and the scope and results of the auditing programs of the independent accountants and of the Con Edison internal auditing department. The Audit Committees also recommend to the Boards of Directors and Trustees the appointment of the independent accountants for the Companies, subject to stockholders' approval at the annual meetings. The Audit Committees held three meetings in 1998.

     The Budget and Contracts Committees, composed of five non-officer Directors and Trustees (Dr. Davis, Chair and Messrs. Conway, Davis, Likins and Schwartz), examine and make recommendations to the Board with respect to the annual capital budgets of CEI and Con Edison, major purchase authorizations, investments and contractual commitments, and the annual operating budgets, receive a five-year forecast of capital budget expenditures and review major real estate transactions and litigation settlements. The Budget and Contracts Committees held nine meetings during 1998.

     The Environmental Committees, composed of five non-officer Directors and Trustees (Ms. Futter, Chair, Dr. Davis, Mrs. Hernandez-Pinero and Messrs. Davis and Likins), provide advice and counsel to the Companies' managements on corporate environmental policy and on such other environmental matters as from time to time the Committees deem appropriate; review significant new developments in environmental laws and governmental agency actions as they affect the Companies' corporate environmental policies; review significant issues relating to the Companies' compliance with environmental laws and regulations and corporate environmental policies; meet annually with the Planning Committees to review and evaluate planning and environmental issues; submit recommendations to the Boards with respect to environmental-related matters; and make such other reviews and recommend to the Boards such other actions as they may deem necessary or desirable to help promote sound planning by the Companies with due regard to the protection of the environment. The Environmental Committees held five meetings in 1998.

     The Executive Committees, composed of Mr. McGrath, the Chairman of the Board and of the Committees, and four non-officer Directors and Trustees (Messrs. Conway, Likins, Voell and Volk), may exercise during intervals between the meetings of each Board all the powers vested in the Boards, except for certain specified matters. No meetings of the Executive Committees were held in 1998.

     The Executive Personnel and Pension Committees, composed of four non-officer Directors and Trustees (Mr. Conway, Chair, Mrs. Hernandez-Pinero and Messrs. Schwartz and Voell), report and make recommendations to the Boards relating to officer and senior management appointments and compensation. In addition, the Committees make incentive compensation awards to officers participating in Con Edison's Executive Incentive Plan, subject to confirmation by the Board and administer CEI's Stock Option Plan, including determining the recipients of, and the number of shares covered by, stock option grants. The Committees also review and make recommendations as necessary to provide for orderly succession and transition in the executive management of the Companies and receive reports and make recommendations with respect to minority and female recruitment, employment and promotion. They also oversee and make recommendations to the Boards with respect to compliance with the Employee Retirement Income Security Act of 1974 ("ERISA"), and review and make recommendations with respect to new benefit plans and plan amendments, the selection of plan trustees and the funding policy and contributions to the funded plans, and review the performance of the funded plans. The Executive Personnel and Pension Committees held seven meetings during 1998.

     The Finance Committees, which are composed of five non-officer Directors and Trustees (Mr. Schwartz, Chair, Dr. Davis and Messrs. Conway, Davis and Likins), review and make recommendations to the Boards with respect to the Companies' financial condition and policies, their dividend policies, bank credit arrangements, financings, investments, nuclear decommissioning funds, and other financial matters, and review five-year financial forecasts. The Finance Committees held ten meetings during 1998. CEI's Finance Committee met separately once during 1998.

     The Nominating Committees, composed of five non-officer Directors and Trustees (Mr. Voell, Chair, Ms. Futter and Messrs. Conway, Schwartz and Volk), are responsible for recommending candidates to fill vacancies on the Boards. In addition, the Committees assist with respect to the composition and size of the Boards and of all Committees of the Boards. The Committees also make recommendations to the Boards as to the compensation of Board members and members of the committees as well as other corporate governance matters. The Nominating Committees held four meetings in 1998. The Committees have no formal procedures for consideration of recommendations for nominations to the Boards. They consider candidates proposed by stockholders. Nominations for candidates, accompanied by biographical material for evaluation, may be sent to the Secretary of the Companies. Each nomination should include information as to the qualifications of the candidate and should be accompanied by a written statement (presented to the Secretary of the Companies) from the suggested candidate, to the effect that the candidate is both willing and affirmatively desirous of serving.

     The Planning Committees, composed of six non-officer Directors and Trustees (Dr. Likins, Chair, Dr. Davis, Ms. Futter, Mrs. Hernandez-Pinero and Messrs. Davis and Volk), examine and make recommendations to the Boards regarding long range planning for the Companies. The Planning Committees held three meetings in 1998.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

     Mrs. Hernandez-Pinero and Messrs. Conway, Schwartz and Voell were the members of Con Edison's and CEI's Executive Personnel and Pension Committees in 1998. The Companies believe that there are no interlocks with the members who serve on these Committees.

MANAGEMENT PROPOSAL

(ITEM 2 ON PROXY CARD)

PROPOSAL NO. 2--Ratification of the Appointment of PricewaterhouseCoopers LLP as
  Independent Accountants for the Year 1999.

     At the Joint Annual Meeting, the Board will recommend that the stockholders ratify and approve the selection of PricewaterhouseCoopers LLP ("PwC") as independent accountants for the Companies for the year 1999. PwC has acted in the same capacity for Con Edison for many years.

     Before the Audit Committees recommended the appointment of PwC, they considered that firm's qualifications. This included a review of their performance in prior years, as well as their reputation for integrity and for competence in the fields of accounting and auditing. The Audit Committees have expressed their satisfaction with PwC in these respects. The Audit Committees reviewed information provided by PwC concerning litigation involving that firm and the existence of any investigations by the Securities and Exchange Commission into the financial reporting practices of companies audited by them. As to these matters, the Audit Committees have concluded that the ability of PwC to perform services in 1999 for the Companies is not in any way adversely affected by any litigation or investigations reflected in such information.

     Representatives of PwC will be present at the Joint Annual Meeting and will be afforded the opportunity to make a statement if they desire to do so and to respond to appropriate questions.

     In connection with the 1998 audit of CEI and Con Edison, PwC reviewed the Companies' annual report and examined the related financial statements, reviewed interim financial statements and certain of the Companies' filings with the Federal Energy Regulatory Commission, the New York State Public Service Commission and the Securities and Exchange Commission. PwC also performed audits of the financial statements of Con Edison's pension and certain other benefit plans. Fees for PwC's audit services performed in 1998 totaled $782,000.

     Adoption of Proposal No. 2 requires for CEI the affirmative vote of a majority of the shares of CEI's Common Stock and for Con Edison the affirmative vote of a majority of the shares of Con Edison's Common Stock and $5 Cumulative Preferred Stock (voting together as a single class) voted on the proposals at the Joint Annual Meeting.

     THE BOARDS RECOMMEND A VOTE FOR PROPOSAL NO. 2.

     The following two proposals are deemed to apply to CEI.

STOCKHOLDER PROPOSALS

(ITEM 3 ON PROXY CARD)

PROPOSAL NO. 3--John J. Gilbert, 29 East 64th Street, New York, N.Y. 10021-7043, owning in brokers names 125 shares, and/or Margaret R. Gilbert (same address), owning in brokers names 124 shares, and both Executors of the Estate of Lewis
  D. Gilbert for 100 shares, and/or Edith and/or Edward Rudy, Box 7077, Yorkville Station, New York, N.Y. 10128-7077, owning in brokers names 2,052 shares of Common Stock have submitted the following proposal:

          "RESOLVED: That the stockholders of Consolidated Edison, Inc., assembled in annual meeting in person and by proxy, hereby request the Board of Directors to take the steps necessary to provide for cumulative voting in the election of directors, which means each stockholder shall be entitled to as many votes as shall equal the number of shares he or she owns multiplied by the number of directors to be elected, and he or she may cast all of such votes for a single candidate, or any two or more of them as he or she may see fit."

     The statement made in support of this proposal is as follows:

     "Continued strong support along the lines we suggest were shown at the last annual meeting when 25%, 8,231 owners of 37,868,522 shares, were cast in favor of this proposal. The vote against included 8,885 unmarked proxies.

     "California law requires that unless stockholders have voted not to have cumulative voting they will have it. Ohio has the same provision.

     "The National Bank Act provides for cumulative voting. Companies get around it by forming holding companies without cumulative voting. Banking and other authorities should question the capability of directors to be on boards. In many cases authorities come in after and say the director or directors were not qualified. We were delighted to see the SEC has finally taken action to prevent bad directors from being on boards of public companies. The SEC should have more hearings to prevent such persons becoming directors before they harm investors.

     "The recent banking failures throughout the world shows the importance of cumulative voting to get better directors on the board.

     "Many successful corporations have cumulative voting. Pennzoil defeated Texaco in that famous case. Texaco's recent problems might have been prevented with cumulative voting, getting directors on the board to prevent such things. Ingersoll-Rand won two awards having cumulative voting.

     "Another good example is Union Pacific, having troubles with freight shipments which were backed up for months. The merger with Southern Pacific was the excuse. Two years ago, Union Pacific took away cumulative voting.

     "Lockheed-Martin, as well as VWR Corporation have a provision that if anyone has 40% or more of the shares cumulative voting applies.

     "In 1995 American Premier adopted cumulative voting. Allegheny Power System tried to take away cumulative voting but the stockholders defeated it, showing stockholders are interested in their rights. Very successful Hewlett Packard has cumulative voting.

     "If you agree, please mark your proxy for this resolution; otherwise it is automatically cast against it, unless you have marked to abstain."

     THE BOARD OF DIRECTORS RECOMMENDS A VOTE AGAINST PROPOSAL NO. 3 FOR THE FOLLOWING REASONS:

     The same proposal was submitted by Mr. Gilbert to nine of the Companies' annual meetings of stockholders held from 1984 through 1998, to each of six annual meetings held from 1974 through 1979 and to several prior meetings and was overwhelmingly defeated each time. The proposal, in the opinion of the Board of Directors, is contrary to the best interests of CEI and its stockholders. The Directors, in administering the affairs of CEI, should function for the benefit of all stockholders. The present system of voting for the election of Directors, under which the holders of a plurality of the votes cast at a meeting of stockholders elect a Board of Directors to represent all the stockholders, has served well. If this proposal were adopted, a Director who was elected only because of cumulative voting might represent and act for the benefit of a special interest rather than for the benefit of all stockholders.

     In the opinion of counsel, this resolution, if adopted, would not constitute an amendment of the Certificate of Incorporation of CEI permitting cumulative voting, but would constitute a formal request by the stockholders that the Board of Directors submit to a later meeting of the stockholders a proposal to amend CEI's Certificate of Incorporation so as to permit cumulative voting by CEI's stockholders in voting for the election of members of the Board of Directors.

     THE BOARD OF DIRECTORS RECOMMENDS A VOTE AGAINST PROPOSAL NO. 3.

(ITEM 4 ON PROXY CARD)

PROPOSAL NO. 4--Mrs. Evelyn Y. Davis, Watergate Office Building, 2600 Virginia
  Avenue, N.W., Suite 215, Washington, D.C. 20037, who owns 200 shares of Common Stock, has submitted the following proposal:

          "RESOLVED: That the shareholders recommend that the Board take the necessary step that Con Edison specifically identify by name and corporate title in all future proxy statements those executive officers, not otherwise so identified, who are contractually entitled to receive in excess of $250,000 annually as a base salary, together with whatever other additional compensation bonuses and other cash payments were due them."

     The statement made in support of this proposal is as follows:

     "In support of such proposed Resolution it is clear that the shareholders have a right to comprehensively evaluate the management in the manner in which the Corporation is being operated and its resources utilized. At present only a few of the most senior executive officers are so identified, and not the many other senior executive officers who should contribute to the ultimate success of the Corporation. Through such additional identification the shareholders will then be provided an opportunity to better evaluate the soundness and efficacy of the overall management.

     "Last year the owners of 15,229,325 shares, representing approximately 10.0% of shares voting, voted FOR my similar proposal.

     "If you AGREE, please mark your proxy FOR this proposal."

     THE BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE AGAINST PROPOSAL NO. 4 FOR THE FOLLOWING REASONS:

     Disclosure of executive compensation is governed by the Securities and Exchange Commission's proxy solicitation rules. In accordance with those rules CEI currently provides information on pages 12 through 18 of the Proxy Statement concerning compensation for the five highest paid executive officers.

     The proposal would impose on CEI more stringent disclosure requirements than those imposed on other companies by the Commission's rules. The Board believes that any changes in the disclosure requirements should emanate from the Commission and should be uniformly applicable to all companies subject to the proxy rules.

     THE BOARD OF DIRECTORS RECOMMENDS A VOTE AGAINST PROPOSAL NO. 4.
--------------------------------------------------------------------------------

     Adoption of the preceding stockholder resolutions (Proposals 3 and 4) would require the affirmative vote of a majority of shares of Common Stock of CEI voted thereon at the meeting.

--------------------------------------------------------------------------------

EXECUTIVE COMPENSATION

                           SUMMARY COMPENSATION TABLE

     The following table sets forth the compensation of the Companies' Chief Executive Officer and the four most highly compensated executive officers other than the Chief Executive Officer who were serving as executive officers at the end of 1998. The positions shown are the officers' positions with Con Edison as of December 31, 1998.

                                                                             LONG TERM
                                            ANNUAL COMPENSATION             COMPENSATION
                                   --------------------------------------   ------------
                                                                OTHER
                                                                ANNUAL         OPTION       ALL OTHER
   NAME AND PRINCIPAL POSITION     YEAR   SALARY    BONUS    COMPENSATION      SHARES    COMPENSATION(3)
   ---------------------------     ----   ------    -----    ------------   ------------ ---------------
Eugene R. McGrath................  1998  $865,000  $594,750    $17,636         70,000        $26,116
Chairman of the Board              1997  $790,000  $518,700    $17,251         70,000        $25,641
and Chief Executive Officer(1)(2)  1996  $721,667  $422,663    $17,513         70,000        $25,582
J. Michael Evans.................  1998  $396,333  $220,000     --             20,000        $ 7,650
President and Chief Operating      1997  $349,667  $150,000     --             20,000        $ 7,650
Officer                            1996  $329,667  $115,000     --             20,000        $ 7,350
Charles F. Soutar................  1998  $391,333  $150,000     --             20,000        $ 7,650
Executive Vice President--         1997  $371,333  $145,000     --             18,000        $ 7,650
Central Services                   1996  $351,333  $115,000     --             16,000        $ 7,350
Joan S. Freilich.................  1998  $271,553  $167,500     --             20,000        $ 7,500
Executive Vice President           1997  $210,000  $101,000     --             18,000        $ 6,300
and Chief Financial Officer(1)     1996  $177,000  $ 80,000     --             16,000        $ 5,310
Stephen B. Bram..................  1998  $327,333  $ 90,000     --             16,000        $ 7,650
Senior Vice President--            1997  $309,500  $ 80,000     --             16,000        $ 7,650
Central Operations                 1996  $291,500  $ 90,000     --             16,000        $ 7,350

------------
     (1) Holds same positions with CEI.

     (2) Also President of CEI.

     (3) The amounts shown in this column consist of amounts contributed by Con Edison under its Discount Stock Purchase Plan (DISCOP) and Thrift Savings Plan for Management Employees (Thrift Plan) and amounts paid for life insurance for Mr. McGrath, as follows: For 1998, Mr. McGrath, life insurance--$18,466, Thrift Plan--$7,650; Mr. Evans, Thrift Plan--$7,650; Mr. Soutar, Thrift Plan--$7,650; Ms. Freilich, Thrift Plan--$7,500; Mr. Bram, Thrift Plan--$7,650. For 1997, Mr. McGrath, life insurance--$17,991, Thrift Plan--$7,650, Mr. Evans, Thrift Plan--$7,650, Mr. Soutar, Thrift Plan--$7,650; Ms. Freilich, Thrift Plan-- $6,300; Mr. Bram, Thrift Plan--$7,650. For 1996, Mr. McGrath, life insurance--$17,941, Thrift Plan--$7,350, DISCOP--$291; Mr. Evans, Thrift Plan--$7,350; Mr. Soutar, Thrift Plan--$7,350; Ms. Freilich, Thrift Plan--$5,310; Mr. Bram, Thrift Plan--$7,350.

 EMPLOYMENT CONTRACTS OF EXECUTIVE OFFICERS LISTED IN THE SUMMARY COMPENSATION
                                     TABLE

     Mr. McGrath has an agreement with the Companies that provides for his employment on a year-to-year basis with automatic one-year extensions unless the Companies or Mr. McGrath terminate the agreement upon at least twelve months' prior notice. The agreement provides for Mr. McGrath to receive an annual salary of $890,000 (effective September 1, 1998), plus annual deferred compensation of $25,000 with interest. Mr. McGrath's salary is reviewed annually by the Executive Personnel and Pension Committees and, with the concurrence of the Boards, may be increased as a result of that review. The agreement also provides for the purchase of supplemental term life insurance for Mr. McGrath, the premiums for which are included in the Summary Compensation Table.

                        REPORT ON EXECUTIVE COMPENSATION

     The Companies' executive compensation policies are administered by the Executive Personnel and Pension Committees of the Boards which were composed of four Board members in 1998. All action by the Committee pertaining to executive compensation, except for awards under the 1996 Stock Option Plan, is submitted to the full Boards for approval. The Committees submit the following report related to compensation matters for 1998.

     The Committees' compensation policy -- The Committees believe that total executive compensation should be such as to attract to the Companies, motivate and reasonably reward individuals of the highest professional and personal qualifications and, at the same time, secure substantial and proportionate value for the Companies. In 1998, compensation of the Companies' executive officers consisted primarily of base salary, which is reviewed by the Committees annually, a potential award under Con Edison's Executive Incentive Plan, which is shown in the Summary Compensation Table on page 12 under the caption "Bonus" and a potential award under the 1996 Stock Option Plan (the "Stock Option Plan"), which was approved by Con Edison's stockholders at the 1996 Annual Meeting. In making its recommendations to the Boards, with respect to salaries of officers other than Mr. McGrath, and awards under the Executive Incentive Plan of officers other than Mr. McGrath, and in making awards under the Stock Option Plan for officers other than Mr. McGrath, the Committees consider recommendations made by Mr. McGrath. The Committees initiate the recommendations that are made to the Boards with respect to Mr. McGrath's salary, any award under the Executive Incentive Plan and any grants the Committees make to him under the Stock Option Plan.

     Individual performance is the primary factor considered in determining base salary, within a range appropriate to that individual's position, although in some cases corporate performance may also be relevant to base salary determinations. Awards under the Executive Incentive Plan are based on both individual and corporate performance. Grants under the Stock Option Plan are based on individual performance and on an assessment of the individual's responsibility for the success and growth of the Companies. Base salary ranges are identified for the Companies' officers with reference to salaries paid by other utilities and industry in general, as reflected in surveys by such organizations as the Edison Electric Institute and in general industry studies conducted by compensation consulting firms. These surveys are not identical to the surveys referred to in the next paragraph. In addition, an attempt is made to assure internal equity by maintaining appropriate salary relationships. Increases for individuals are based on the current salary's relationship to the range for the position (but not to any specific level within the range) and the individual's performance with respect to the requirements of the individual's position.

     In considering the level of Mr. McGrath's compensation, the Committees reviewed surveys of the total compensation, including base salary and incentive compensation, paid to the chief executive officers of other utilities with revenues exceeding $2 billion and a survey by the Edison Electric Institute of the compensation paid to the chief executive officers in the electric utility industry. The Committees do not target Mr. McGrath's compensation to any specific level within the ranges of compensation paid by these comparison companies but use the surveys as references. The utilities included in the surveys referred to in this paragraph and the previous paragraph are some but not all of the utilities included in the Standard & Poor's Electric Utilities Index shown on the performance graph on page 18. None of the non-utility companies in the surveys are in the Index.

     The Committees believe that an evaluation of corporate performance must take into account many factors affecting the Companies' operations, over some of which management has total or considerable control and over others of which it has little or no control. In this context they look not only to current reported financial operating results and financial condition (as reflected in such factors as earnings per share and return on common equity), but also to a wide range of other information relating to the quality of service provided to customers, the efficiency of operations, the development and management of personnel and the effectiveness of management's efforts to strengthen the Companies for the future. In recommending the base salaries or awards under the Executive Incentive Plan or grants under the Stock Option Plan, the Committees do not have a predetermined list of criteria nor do they have a formula for weighing or applying the criteria the Committee members consider. The process is neither arithmetic nor formulaic, but judgmental.

     1998 Base Salary Determinations -- In 1998 individual performance and overall compensation ranges relevant to the Companies' officers were the factors considered by the Executive Personnel and Pension Committees in determining the base salaries recommended for such individuals.

     1998 Executive Incentive Plan Awards -- Each year under the Executive Incentive Plan, a maximum fund is established by the Committees, subject to the approval of the Boards, based on the salaries of the eligible participants at the end of the prior year. This maximum fund may not exceed one half of one percent of the Companies' net income for the year. Awards may be made by the Committees, subject to approval by the Boards, to eligible executives based on their performance during the year. Payment of one-third of the award is deferred for five years and is subject to forfeiture in certain circumstances. Portions of awards that are required to be deferred are treated during the mandatory deferral period as if the portions were invested in CEI's Common Stock and are credited with dividend equivalents and credited or debited for increases or decreases in the market value of an equivalent number of shares.

     In recommending the amount awarded under the Executive Incentive Plan for plan year 1998, the Committees considered the following financial factors for 1998: Earnings per share were higher than budgeted and nine cents higher than 1997; the stock price increased 29%, which compares with an increase of 26.7% in the Standard & Poor's ("S&P") 500 stock index and a 10.2% increase for the S&P Electric Index; total return on CEI's Common Stock was 34.6%; the rate of return on shareholders' equity in 1998 was 12.0%; the dividend was increased by two cents or 1%; interest coverage was 4.29 times compared with 4.09 for 1997 and
3.25 for the industry; Con Edison refinanced approximately $450 million of its debt outstanding, resulting in annualized savings in interest charges of approximately $4 million; the number of employees at year-end was 4.7% fewer than at year-end 1997; operation and maintenance expenditures exceeded the budget by $18.4 million; uncollectibles, as measured by net loss per $100 revenues, dropped from $0.44 in 1997 to $0.40 in 1998; electric sales increased from 1997 by 2.5% on a weather-adjusted basis, while firm gas sales and firm transportation decreased by 0.1% and steam sales decreased 1.7%, both on a weather adjusted-basis.

     The Committees also considered the following additional factors: CEI and O&R agreed to a merger agreement; the implementation of the initial phase of Con Edison's Retail Choice was a success; the New York State Public Service Commission approved Con Edison's proposal to auction all of its in-city fossil-fueled electric generating capacity and the auction was in process; Con Edison succeeded in lowering its potential stranded cost disallowance by $115 million; as part of Con Edison's overall strategic plan for improving efficiencies and reducing costs, eight of Con Edison's Customer Service Centers were closed; Con Edison successfully met the 1998 electric peak load of 10,919 MW on July 22, 1998; the duration of customer electric outages was approximately 37% lower than in 1997; Con Edison continued to meet all regulatory commitments required under the New York State Department of Environmental Conservation's consent order; various actions have been taken by Con Edison addressing environmental, health and safety ramifications associated with a fire in a transformer at the Arthur Kill Generating Station; opacity events, chemical spills, dielectric fluid leakage and transformer spills all decreased substantially from 1997 levels; Con Edison completed the three-year probation that was instituted following the steam accident near Gramercy Park; the total number of OSHA recordable injuries declined substantially; Con Edison's minority representation level in senior management increased from 10.9% in 1997 to 13.4% in 1998, while female representation in upper management increased from 12.0% in 1997 to 14.5% in 1998 and overall minority representation increased from 31.0% to 31.4%.

     Based on the Committees' review of the Companies' performance in 1998, as reflected in the factors mentioned above, for 1998 the Committees recommended, and the Boards approved, that the total amount awarded under the Executive Incentive Plan to all participants as a group be 100 percent of the maximum amount provided by the Plan.

     CEO Compensation -- In making its recommendations to the Boards of Directors and Trustees with respect to both the base salary and the Executive Incentive Plan award for 1998 of Mr. McGrath and the Stock Option grant made to him in 1998, the Committees considered among other things, the Companies' good financial and operating results; the Companies' strong financial condition; the Companies' progress in achieving the goal of environmental excellence; the achievement of a merger agreement with O&R; the successful implementation of the first phase of Con Edison's Retail Choice Program; the progress of CEI's unregulated subsidiaries; and compensation levels of the chief executive officers of the other companies included in the compensation surveys referred to on page 13.

     I.R.S. Limitations on Deductibility of Executive Compensation -- Federal law restricts the deductibility, for federal income tax purposes, of certain executive compensation above a specified threshold. In 1998, a portion of Mr. McGrath's compensation exceeded the threshold. In the Committees' judgment, the non-deductibility of the compensation is not material. The Committees intend to take into account these tax law provisions in structuring the Companies' executive compensation in future years.

                                        The Executive Personnel and Pension
                                              Committees

                                             E. Virgil Conway (Chairman)
                                             Sally Hernandez-Pinero
                                             Robert G. Schwartz
                                             Richard A. Voell

                                 STOCK OPTIONS

     The purpose of the Stock Option Plan, which provides for granting options to purchase shares of CEI's Common Stock ($.10 par value), is to promote the interests of the Companies and their stockholders by providing long-term incentives to those persons with significant responsibility for the success and growth of the Companies by strengthening the Companies' ability to attract and retain officers and other employees, and by aligning the interests of such persons with those of the Companies' stockholders by facilitating their purchase of an equity interest in CEI. All grants of stock options outstanding under the 1996 Stock Option Plan have a term of 10 years from date of grant and an exercise price equal to 100 percent of fair market value on the date of grant. The stock options are non-transferable and become exercisable three years after the date of grant. In the event of a change in control of CEI, the Executive Personnel and Pension Committee of CEI's Board may provide for appropriate adjustments including (i) rescinding or taking any other action with respect to any option to the extent necessary to permit CEI to engage in a merger, consolidation or business combination intended to be accounted for as a pooling of interests transaction or (ii) accelerating any exercisability or expiration dates, and settlements of options either at the time the option is granted or at a subsequent date.

                    OPTION GRANTS IN LAST FISCAL YEAR (1998)

                                                   % OF TOTAL
                                                    OPTIONS
                                      NUMBER OF    GRANTED TO                                 GRANT DATE
                                       OPTIONS     EMPLOYEES     EXERCISE OR    EXPIRATION     PRESENT
NAME                                   GRANTED      IN 1998      BASE PRICE        DATE        VALUE(1)
----                                  ---------    ----------    -----------    ----------    ----------
Eugene R. McGrath...................   70,000         7.9%        $42.5625       2/23/08       $333,200
J. Michael Evans....................   20,000         2.3%        $42.5625       2/23/08       $ 95,200
Charles F. Soutar...................   20,000         2.3%        $42.5625       2/23/08       $ 95,200
Joan S. Freilich....................   20,000         2.3%        $42.5625       2/23/08       $ 95,200
Stephen B. Bram.....................   16,000         1.8%        $42.5625       2/23/08       $ 76,160

------------
     (1) The grant date present values were calculated using the Black-Scholes option pricing model applied as of the grant date, February 24, 1998. The values generated by this model depend upon the following assumptions: an option exercise date of February 23, 2006, a constant dividend yield on underlying stock of 4.98 percent, an assumed annual volatility of the underlying stock of
12.68 percent; and a risk-free rate of return for the option period of 5.61 percent. The market value of the grant date is the closing price of the Common Stock on the day preceding the grant date. No assumptions were made regarding restrictions on vesting or the likelihood of vesting.

             AGGREGATED OPTION EXERCISES IN LAST FISCAL YEAR (1998)
                  AND FISCAL YEAR-END OPTION VALUES (12/31/98)

                                                                 NUMBER OF                VALUE OF UNEXERCISED
                                                            UNEXERCISED OPTIONS          IN THE MONEY OPTIONS AT
                                 SHARES                     AT FISCAL YEAR END             FISCAL YEAR END(1)
                                ACQUIRED      VALUE     ---------------------------    ---------------------------
                               ON EXERCISE   REALIZED   EXERCISABLE   UNEXERCISABLE    EXERCISABLE   UNEXERCISABLE
                               -----------   --------   -----------   -------------    -----------   -------------
Eugene McGrath...............       0           0            0           210,000            0         $3,968,125
J. Michael Evans.............       0           0            0            60,000            0         $1,133,750
Charles F. Soutar............       0           0            0            54,000            0         $  991,000
Joan S. Freilich.............       0           0            0            54,000            0         $  991,000
Stephen B. Bram..............       0           0            0            48,000            0         $  907,000

------------
     (1) Represents the difference between the market price of CEI common stock and the exercise price of the option at 12/31/98. The amounts may not be realized. Actual values, if any, will be realized at the time of any exercise.

                                 PENSION PLANS

     The following table shows, for the salary levels and years of service indicated, the annual pension benefit payable commencing at age 65 under Con Edison's Retirement Plan for Management Employees (the "Management Plan"), a funded, tax-qualified, defined benefit pension plan, and Con Edison's Supplemental Retirement Income Plan, an unfunded, non-qualified plan (together referred to as the "Plans"), as supplemented in the case of Messrs. McGrath and Evans by separate agreements.

                               PENSION PLAN TABLE

  FINAL
 AVERAGE
  SALARY                                    YEARS OF SERVICE
 -------    --------------------------------------------------------------------------------
               15         20         25         30          35           40           45
               --         --         --         --          --           --           --
$50,000.... $ 11,250   $ 15,000   $ 19,000   $ 24,000   $   25,250   $   26,500   $   27,750
$100,000... $ 23,939   $ 31,918   $ 40,398   $ 50,877   $   53,377   $   55,877   $   58,377
$200,000... $ 51,689   $ 68,918   $ 87,148   $109,377   $  114,377   $  119,377   $  124,377
$300,000... $ 79,439   $105,918   $133,898   $167,877   $  175,377   $  182,877   $  190,377
$400,000... $107,189   $142,918   $180,648   $226,377   $  236,377   $  246,377   $  256,377
$500,000... $134,939   $179,918   $227,398   $284,877   $  297,377   $  309,877   $  322,377
$600,000... $162,689   $216,918   $274,148   $343,377   $  358,377   $  373,377   $  388,377
$700,000... $190,439   $253,918   $320,898   $401,877   $  419,377   $  436,877   $  454,377
$800,000... $218,189   $290,918   $367,648   $460,377   $  480,377   $  500,377   $  520,377
$900,000... $245,939   $327,918   $414,398   $518,877   $  541,377   $  563,877   $  586,377
$1,000,000.. $273,689  $364,918   $461,148   $577,377   $  602,377   $  627,377   $  652,377
$1,100,000.. $301,439  $401,918   $507,898   $635,877   $  663,377   $  690,877   $  718,377
$1,200,000.. $329,189  $438,918   $554,648   $694,377   $  724,377   $  754,377   $  784,377
$1,300,000.. $356,939  $475,918   $601,398   $752,877   $  785,377   $  817,877   $  850,377
$1,400,000.. $384,689  $512,918   $648,148   $811,377   $  846,377   $  881,377   $  916,377
$1,500,000.. $412,439  $549,918   $694,898   $869,877   $  907,377   $  944,877   $  982,377
$1,600,000.. $440,189  $586,918   $741,648   $928,377   $  968,377   $1,008,377   $1,048,377
$1,700,000.. $467,939  $623,918   $788,398   $986,877   $1,029,377   $1,071,877   $1,114,377

     The Plans provide pension benefits based on (i) the participant's highest average salary for 60 consecutive months within the 120 consecutive months prior to retirement ("final average salary"), (ii) the portion of final average salary in excess of the Social Security taxable wage base in the year of retirement, and (iii) the participant's length of service. For purposes of the Plans, a participant's salary for a year is deemed to include any award under Con Edison's Executive Incentive Plan (See "Report on Executive Compensation" above) for that year; provided that the portions of awards that are required to be deferred will not be included in the pension calculation if such portions are forfeited in accordance with the plan. Participants in the Plans whose age and years of service equal 75 are entitled to an annual pension benefit for life, payable in equal monthly installments. Participants may earn increased pension benefits by working additional years. Benefits payable to a participant who retires between ages 55 and 59 with less than 30 years of service are subject to a reduction of 1 1/2 percent for each full year of retirement before age 60. Early retirement reduction factors are not applied to pensions of employees electing retirement at age 55 or older with at least 30 years of service. However, benefits payable on the portion of final average salary in excess of the Social Security taxable wage base to a participant who retires before age 65 are subject to IRS reduction factors. The years of service covered by the Plans are for Mr. McGrath, 36 years; Mr. Evans, 25 years, Mr. Soutar, 41 years, Mr. Bram, 36 years and Ms. Freilich 21 years. Current compensation rates covered by the Plans for Messrs. McGrath, Evans, Soutar, Bram and Ms. Freilich are approximately equal to the sum of the amounts set forth under the captions

"Salary" and "Bonus" in the summary compensation table on page 12. The Plans provide an annual adjustment equal to the lesser of 3% or 3/4 of the annual increase in the Consumer Price Index to offset partially the effects of inflation.

     Mr. McGrath's agreement provides that under certain circumstances, if he elects upon termination of his employment to defer the commencement of his pension as permitted by the Plans, Con Edison will accrue and later pay with interest the amounts that Mr. McGrath would have been entitled to receive under the Plans during the deferral period, as supplemented by his agreement.

PERFORMANCE GRAPH

     The following performance graph compares Con Edison's cumulative total stockholder return on its common stock for a five year period (December 31, 1993 to December 31, 1998) with the cumulative total return of the Standard & Poor's Electric Utilities index and the Standard & Poor's 500 Stock index.

                COMPARISON OF FIVE YEAR TOTAL CUMULATIVE RETURN*

           CON EDISON, S&P ELECTRIC UTILITIES INDEX AND S&P 500 INDEX
                     DECEMBER 31, 1993 TO DECEMBER 31, 1998

                                                       CON EDISON                 S&P ELECTRICS                  S&P 500
                                                       ----------                 -------------                  -------
'1993'                                                    100.0                       100.0                       100.0
'1994'                                                     86.4                        86.9                       101.3
'1995'                                                    114.0                       114.0                       139.4
'1996'                                                    112.2                       113.8                       171.4
'1997'                                                    166.4                       143.6                       228.6
'1998'                                                    223.9                       165.9                       293.9

* Based on $100 invested at December 31, 1993; reinvestment of all dividends in equivalent shares of stock; and market price changes on all such shares.

CERTAIN INFORMATION AS TO INSURANCE AND INDEMNIFICATION

     No stockholder action is required with respect to the following information which is included to fulfill the requirements of Sections 725 and 726 of the Business Corporation Law of the State of New York.

     Effective December 2, 1998, Con Edison purchased insurance providing for reimbursement, with certain exclusions and deductions, to (a) CEI or Con Edison for payments it makes to indemnify directors, trustees, officers and assistant officers of CEI and its subsidiaries (b) directors, trustees, officers and assistant officers for losses, costs and expenses incurred by them in actions brought against them in connection with their acts in those capacities for which they are not indemnified by CEI or Con Edison and (c) CEI and its subsidiaries for any payments they make resulting from a securities claim. The insurers are:
A.C.E. Insurance Company, Ltd., Continental Casualty Company, Executive Risk Indemnity, Inc., Federal Insurance Company, Reliance Insurance Company, and Zurich-American Insurance Company. The cost of this insurance was $667,500 for a one year term. Con Edison also purchased from Federal Insurance Company, Royal Insurance Company, Zurich-American Insurance Company additional insurance coverage, for one year effective January 1, 1999, insuring the directors, trustees, officers and employees of CEI and Con Edison and certain other parties against certain liabilities which could arise in connection with the administration of Con Edison's employee benefit plans. The cost of such coverage was $200,000.

STOCKHOLDER PROPOSALS FOR 2000 ANNUAL MEETINGS

     In order to be included in the joint proxy statement and form of proxy relating to the Companies' 2000 Annual Meetings, stockholder proposals must be received by the Companies at their principal offices at 4 Irving Place, New York, New York 10003, Attention: Corporate Secretary, by December 7, 1999.

OTHER MATTERS TO COME BEFORE THE MEETINGS

     Management intends to bring before the meetings only the election of Directors/Trustees and Proposal No. 2 above and knows of no matters to come before the meeting other than the matters set forth herein. If other matters or motions come before the meetings, it is the intention of the persons named in the accompanying form of proxy to vote such proxy in accordance with their judgment on such matters or motions, including any matters dealing with the conduct of the meetings. If a proposal offered by a stockholder that would require each director to own at least 2,000 shares of Common Stock, which was omitted from this proxy statement pursuant to applicable regulations, is presented to the meeting, it is the intention of the persons named in the form of proxy to vote against it.

     PLEASE VOTE, SIGN AND DATE THE ENCLOSED PROXY CARD AND MAIL IT PROMPTLY IN THE ENCLOSED POSTAGE PAID ENVELOPE, OR VOTE YOUR PROXY BY TELEPHONE IN ACCORDANCE WITH THE INSTRUCTIONS SET FORTH ON THE PROXY CARD. YOUR VOTE IS IMPORTANT. Stockholders planning to attend the meetings but choosing not to return the proxy card should send a note requesting an admission ticket in the envelope provided.

                                By Order of the Board of Directors and Trustees,

                                                   ARCHIE M. BANKSTON
                                                        Secretary
New York, N.Y.
April 5, 1999

                                                                          (LOGO)
                                                       printed on recycled paper

[CON EDISON LOGO] Consolidated Edison Company of New York, Inc.        VOTE BY TELEPHONE AND INTERNET
                  4 Irving Place, New York, N.Y. 10003                  24 HOURS A DAY, 7 DAYS A WEEK

             TELEPHONE                                        INTERNET                                       MAIL
            800-650-4886                            https://proxy.shareholder.com/edp

Use any touch-tone telephone to vote            Use the Internet to vote your proxy. Have       Mark, sign and date your proxy
your proxy. Have your proxy card in hand        your proxy card in hand when you access the     card and return it in the postage-
when you call. You will be prompted to          website. You will be prompted to enter your     paid envelope we have provided.
enter your control number, located in the       control number, located in the box below, to
box below, and then follow the simple           create an electronic ballot.
directions.


Your telephone or Internet vote authorizes the named            If you have submitted your proxy by telephone or the Internet
proxies to vote your shares in the same manner as if            there is no need for you to mail back your proxy.
you marked, signed, and returned the proxy card.

                                                               -----------------------------------------------

CALL TOLL-FREE TO VOTE * IT'S FAST AND CONVENIENT              CONTROL NUMBER FOR TELEPHONE OR INTERNET VOTING
              800-650-4886                                     ------------------------------------------------

                               DETACH PROXY CARD HERE IF YOU ARE NOT
                                  VOTING BY TELEPHONE OR INTERNET
----------------------------------------------------------------------------------------------------------------------------


/       /

THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR THE FOLLOWING:

(1) ELECTION OF   FOR all nominees listed on the reverse side           WITHHELD Authority to vote for           *EXCEPTIONS
    TRUSTEES      (except as marked to the contrary below)     / X /    all nominees on the reverse side   /X /               / X /

(INSTRUCTIONS: TO WITHHOLD AUTHORITY TO VOTE FOR ANY INDIVIDUAL NOMINEE, MARK THE "EXCEPTIONS" BOX AND WRITE THAT NOMINEE'S NAME IN
THE SPACE PROVIDED BELOW.)

*Exceptions
           -----------------------------------------------------------------------------------------------------------------------

                                                                 FOR     AGAINST    ABSTAIN
(2) Ratification of appointment of independent accountants.     / X /     / X  /     / X  /


                                                                                           Address Change and/or
                                                                                             Comments Mark Here         / X /

                                                                                           If you plan to attend the
                                                                                           meeting and want an
                                                                                           admission ticket, check here.    / /



                                                                             Dated:                                             1999
                                                                                    -------------------------------------------,

                                                                              ------------------------------------------------------
                                                                                                  SIGNATURE(S)

                                                                              ------------------------------------------------------
                                                                                                  SIGNATURE(S)



PLEASE SIGN, DATE AND RETURN THIS PROXY PROMPTLY.                             Votes MUST be indicated     / X /
                                                                              (x) in black or blue in.

                                                                                           PLEASE DETACH HERE
                                                                              You Must Detach This Portion of the Proxy Card
                                                                               Before Returning it in the Enclosed Envelope

CONSOLIDATED EDISON COMPANY OF NEW YORK, INC.                                                   THIS PROXY IS SOLICITED ON BEHALF
$5 CUMULATIVE PREFERRED STOCK                                                                   OF THE BOARD OF TRUSTEES
------------------------------------------------------------------------------------------------------------------------------------
PLEASE DATE AND          The undersigned hereby appoints E. Virgil Conway, Peter W. Likins and Joan S. Freilich and each or
SIGN ON REVERSE          any of them with power of substitution, proxies to vote all stock of the undersigned at the
SIDE. TO VOTE IN         Annual Meeting of Stockholders on  May 17, 1999 at The Theatre at Madison Square Garden,
ACCORDANCE WITH          Seventh Avenue between 31st and 33rd Streets, New York, N.Y. or at any adjournments thereof, as
THE RECOMMENDA-          specified on the reverse side in the election of Trustees and on the proposals more fully set forth in the
TIONS OF THE             proxy statement, and in their discretion on any matters that may come before the meeting.
BOARD OF TRUSTEES
NO BOXES NEED BE         Your vote for the election of Trustees may be indicated on the reverse side. Nominees are:
CHECKED.                 01 - E.V. Conway, 02 - G.J. Davis, 03 - R.M. Davis, 04 - J.S. Freilich, 05 - E.V. Futter,
                         06 - S. Hernandez-Pinero, 07 - P.W. Likins, 08 -  E.R. McGrath, 09 - R.G. Schwartz, 10 - R.A. Voell and
                         11 - S.R. Volk.

                         THIS PROXY WILL BE VOTED AS DIRECTED ON THE REVERSE SIDE, BUT IF NO CHOICE IS MADE, THIS PROXY WILL BE
                         VOTED "FOR" THE ELECTION OF THE NOMINEES FOR TRUSTEES LISTED ABOVE (PROPOSAL 1) AND "FOR" PROPOSAL 2;
                         AND "AGAINST" PROPOSALS 3 AND 4.

                                                                     CON EDISON
                                                                     P.O. BOX 11003
                                                                     NEW YORK, N.Y. 10203-0003

                                                                                                                   [CON EDISON LOGO]

[CON EDISON LOGO] Consolidated Edison Inc.                              VOTE BY TELEPHONE AND INTERNET
                  4 Irving Place, New York, N.Y. 10003                  24 HOURS A DAY, 7 DAYS A WEEK

             TELEPHONE                                        INTERNET                                       MAIL
            800-650-4644                            https://proxy.shareholder.com/coned

Use any touch-tone telephone to vote            Use the Internet to vote your proxy. Have       Mark, sign and date your proxy
your proxy. Have your proxy card in hand        your proxy card in hand when you access the     card and return it in the postage-
when you call. You will be prompted to          website. You will be prompted to enter your     paid envelope we have provided.
enter your control number, located in the       control number, located in the box below, to
box below, and then follow the simple           create an electronic ballot.
directions.


Your telephone or Internet vote authorizes the named            If you have submitted your proxy by telephone or the Internet
proxies to vote your shares in the same manner as if            there is no need for you to mail back your proxy.
you marked, signed, and returned the proxy card.

                                                               -----------------------------------------------

CALL TOLL-FREE TO VOTE * IT'S FAST AND CONVENIENT              CONTROL NUMBER FOR TELEPHONE OR INTERNET VOTING
              800-650-4644                                     ------------------------------------------------

                               DETACH PROXY CARD HERE IF YOU ARE NOT
                                  VOTING BY TELEPHONE OR INTERNET
----------------------------------------------------------------------------------------------------------------------------


/       /

THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR THE FOLLOWING:

(1) ELECTION OF   FOR all nominees listed on the reverse side           WITHHELD Authority to vote for           *EXCEPTIONS
    TRUSTEES      (except as marked to the contrary below)     / X /    all nominees on the reverse side   /X /               / X /

(INSTRUCTIONS: TO WITHHOLD AUTHORITY TO VOTE FOR ANY INDIVIDUAL NOMINEE, MARK THE "EXCEPTIONS" BOX AND WRITE THAT NOMINEE'S NAME IN
THE SPACE PROVIDED BELOW.)

*Exceptions
           -----------------------------------------------------------------------------------------------------------------------

                                                                 FOR     AGAINST    ABSTAIN
(2) Ratification of appointment of independent accountants.     / X /     / X  /     / X  /

                THE BOARD OF DIRECTORS RECOMMENDS A VOTE AGAINST THE FOLLOWING STOCKHOLDER PROPOSALS (NOS. 3 AND 4)


(3) Cumulative voting.                                              (4) Additional compensation information

FOR  / X /     AGAINST / X  /     ABASTAIN / X /                     FOR  / X /     AGAINST / X  /     ABASTAIN / X /

                                                                                           Address Change and/or
                                                                                             Comments Mark Here         / X /

                                                                                           If you plan to attend the
                                                                                           meeting and want an
                                                                                           admission ticket, check here.    / /



                                                                             Dated:                                             1999
                                                                                    -------------------------------------------,

                                                                              ------------------------------------------------------
                                                                                                  SIGNATURE(S)

                                                                              ------------------------------------------------------
                                                                                                  SIGNATURE(S)



PLEASE SIGN, DATE AND RETURN THIS PROXY PROMPTLY.                             Votes MUST be indicatred     / X /
                                                                              (x) in black or blue in.

                                                                                           PLEASE DETACH HERE
                                                                              You Must Detach This Portion of the Proxy Card
                                                                               Before Returning it in the Enclosed Envelope

CONSOLIDATED EDISON INC.                                                      THIS PROXY IS SOLICITED ON BEHALF
COMMON STOCK                                                                  OF THE BOARD OF TRUSTEES
------------------------------------------------------------------------------------------------------------------------------------
PLEASE DATE AND          The undersigned hereby appoints E. Virgil Conway, Peter W. Likins and Joan S. Freilich and each or
SIGN ON REVERSE          any of them with power of substitution, proxies to vote all stock of the undersigned (including any shares
SIDE. TO VOTE IN         held through the Company's Automatic Dividend Reinvestment and Cash Payment Plan ) at at the Annual
ACCORDANCE WITH          Meeting of Stockholders on Monday, May 17, 1999 at The Theatre at Madison Square Garden, Seventh Avenue
THE RECOMMENDA-          between 31st and 33rd Streets, New York, N.Y. or at any adjournments thereof, as specified on the reverse
TIONS OF THE             side in the election of Directors and on the proposals, all as more fully set forth in the proxy
BOARD OF DIRECTORS       statement, and in their discretion on any matters that may come before the meeting.
NO BOXES NEED BE
CHECKED.                 Your vote for the election of Trustees may be indicated on the reverse side. Nominees are:
                         01 - E.V. Conway, 02 - G.J. Davis, 03 - R.M. Davis, 04 - J.S. Freilich, 05 - E.V. Futter,
                         06 - S. Hernandez-Pinero, 07 - P.W. Likins, 08 -  E.R. McGrath, 09 - R.G. Schwartz, 10 R.A. Voell,
                         11 - S.R. Volk and 12 M.J. Del Giudice.

                         THIS PROXY WILL BE VOTED AS DIRECTED ON THE REVERSE SIDE, BUT IF NO CHOICE IS MADE, THIS PROXY WILL BE
                         VOTED "FOR" THE ELECTION OF THE NOMINEES FOR DIRECTORS LISTED ABOVE (PROPOSAL 1) AND "FOR" PROPOSAL 2;
                         ATRUSTEES ND "AGAINST" PROPOSALS 3 AND 4.

                                                                     CON EDISON
                                                                     P.O. BOX 11003
                                                                     NEW YORK, N.Y. 10203-0003

                                                                                                                   [CON EDISON LOGO]